Item 77C - Submission of matters to a vote of security holders

The following matters have been submitted to a vote by the stockholders of the Corporation:

At a special meeting of stockholders of the Corporation held on October 2, 2014, the results of Proposal 1 were as follows:
Proposal 1: To approve the amendment to the Corporation's charter that will allow the Board of Directors of the Corporation to authorize the sale or transfer of all or substantially all of the Corporation's assets without shareholder approval.
















Shares Voted


% of Voted


% of Total

For


12,756,520.905



89.913
%


67.773
%
Against


1,164,318.220



8.207
%


6.186
%
Abstain


266,769.396



1.880
%


1.417
%
Total


14,187,608.521



100.000
%


75.376
%

At a special meeting of stockholders of the High
Yield Fund held on December 5, 2014, the results of Proposal 1 were as follows:
Proposal 1: To consider and approve an Agreement and Plan of Reorganization providing for (i) the transfer of all of the assets of the High Yield Fund (the
"Target Fund") to the Nomura High Yield Fund (the
"Acquiring
Fund"), a new series of The Advisors' Inner Circle
Fund III and the assumption by the Acquiring Fund of certain of the liabilities of the Target Fund in exchange for Class I shares of the Acquiring Fund;
(ii) the
distribution of such Acquiring Fund shares to the shareholders of the Target Fund; and (iii) the termination, dissolution and complete liquidation of the Target
Fund.
















Shares Voted


% of Voted


% of Total

For

 5,283,130.084



99.937

%

97.718

%
Against

 0.000



0.000

%

0.000

%
Abstain

 3,356.487



0.063

%

0.062

%
Total

 5,286,486.571



100.00

%

97.780

%